KIRKPATRICK & LOCKHART NICHOLSON GRAHAM LLP      1800 Massachusetts Avenue, N.W.
                                                 Suite 200
                                                 Washington, DC  20036-1221
                                                 202.778.9000
                                                 Fax 202.778.9100
                                                 www.klng.com



                                  July 11, 2005


LKCM Funds
301 Commerce Street, Suite 1600
Fort Worth, TX  76102

Ladies and Gentlemen:

     We have acted as counsel to LKCM Funds, a Delaware statutory trust (the "Trust"), in connection with certain matters regarding the shares of the LKCM Aquinas Value Fund, LKCM Aquinas Growth Fund, LKCM Aquinas Small Cap Fund and LKCM Aquinas Fixed Income Fund (collectively, the "Acquiring Funds"), each a series of the Trust, that were issued in connection with the reorganizations of the Aquinas Value Fund, Aquinas Growth Fund, Aquinas Small-Cap Fund and Aquinas Fixed Income Fund (collectively, the "Acquired Funds"), each a series of The Aquinas Funds, Inc. pursuant to an Agreement and Plan of Conversion and Termination (the "Agreement"). The Agreement provides, with respect to each reorganization, for the transfer of each Acquired Fund's assets to the corresponding Acquiring Fund in exchange solely for the issuance of the number of shares of beneficial interest of the Acquiring Fund that is to be determined in the manner specified in the Agreement (the "Shares") and the Acquiring Fund's assumption of the stated liabilities of the Acquired Fund.

     For purposes of rendering this opinion, we have examined the registration statement on Form N-14 (the "Registration Statement"), the form of Agreement, the Amended Agreement and Declaration of Trust, By-Laws of the Trust, and the action of the Trust that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions; we have also relied on a certificate of an officer of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

     Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. The Shares issued pursuant to the Agreement have been duly authorized for issuance by the Trust; and

KIRKPATRICK & LOCKHART NICHOLSON GRAHAM LLP

LKCM Funds
July 11, 2005
Page 2

     2. When issued and paid for upon the terms provided in the Agreement, the Shares issued pursuant to the Agreement will be validly issued, fully paid, and nonassessable.

     This opinion is rendered solely in connection with the filing of the Registration Statement and this post-effective amendment. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement and this post-effective amendment and to any references to this firm therein. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

                                 Very truly yours,

                                 /s/ Kirkpatrick & Lockhart Nicholson Graham LLP